CUSIP No. 055934103	Page 7 of 7 pages
EXHIBIT A
SUBSIDIARIES ACQUIRING SECURITIES BEING REPORTED ON
BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Company	Type of Company
First State Investment Management (UK) Limited	IA
Colonial First State Investments Ltd	IA